Exhibit 99.1

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

ACS FACILITIES DEPT

January 20, 2005
3:30 p.m. CST

Coordinator	Good afternoon, and welcome to the ACS Second Quarter Fiscal Year 2005 conference call. Today’s call will consist of prepared statements by ACS, followed by a question and answer period. All participants will be able to listen-only until the question and answer session. This call is Webcast live on the company’s Web site, and available for replay purposes. If you have any objections, you may disconnect at this time. Leading today’s conference is Mr. Jeff Rich, Chief Executive Officer. Also speaking today are Mr. Mark King, President and Chief Operating Officer; and Mr. Warren Edwards, Executive Vice President and Chief Financial Officer. Mr. Edwards, you may begin.

W. Edwards	Good afternoon, and thank you for joining us today to discuss our second quarter results of fiscal year 2005. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the federal securities laws, and may include statements concerning the company’s outlook for fiscal year 2005 and beyond, overall and business

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

line growth, revenue and expense trends, and other statements of expectations concerning matters that are not historical facts.

As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC’s Web site, from the ACS Web site, or from ACS Investor Relations.

We have also provided a presentation on our Web site that we will refer to during our discussion. In addition, we will refer to certain non-generally accepted accounting principle financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to the generally accepted accounting principles on the investor relations’ page of our Web site at www.acs-inc.com. I’ll now turn it over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter.

J. Rich	Thank you, Warren. Let me begin with a quick review of the second quarter highlights by turning to slide number one of our Web presentation.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

It was an excellent quarter in every respect, save one. Our new business signings were fantastic, our operating margins were great, and we had simply an outstanding cash flow quarter. Internal revenue growth however, was a little slow relative to our standards. Second quarter revenues were $1.03 billion, and represented total year-over-year growth of 11% when excluding the revenues from our divested federal business in the prior period.

As anticipated, the internal revenue growth of 4% was relatively weak this quarter because of tough year-over-year comparisons caused by lower development revenue related to HIPAA projects in the Georgia Medicaid last year, as well as the cessation of our relationships with two sizable IT outsourcing and BPO clients, Gateway and Roadway, who went through strategy changing mergers. As you will recall, those four factors were discussed in detail during last quarter’s earnings call. We do expect this quarter will represent the bottom of the trough, and we expect that internal revenue growth will accelerate from here on.

The second quarter operating margin was very solid at 15.1%. Diluted earnings per share for the second quarter was $0.73, a 14% increase over the prior year adjusted EPS figures. Remember that the reported second quarter EPS figures for the prior year included the large gain from the

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

federal divestiture, offset somewhat by a charge for the Georgia Medicaid settlement.

I’m extremely pleased with our operating cash flow performance for the first half of fiscal 2005. Operating cash flow was $180 million during the second quarter, or nearly 18% of revenue. Free cash flow was also exceptionally strong, generating $120 million, almost 12% of revenue. This quarter’s cash flow metrics for both operating and free cash flow are well ahead of our targets.

The last highlight, and certainly not the least, our second quarter new business signings were simply outstanding at $227 million of annualized recurring revenue. Our trailing 12-month bookings growth has now turned positive, and is up 21% versus the previous 12 months.

Turning to slide number two, let’s review bookings in more detail. Our commercial business delivered its highest quarter in company history with $171 million or 75% of this quarter’s total. In the commercial business, I would highlight new IT outsourcing contracts with Chubb and Symetra, an add-on HR outsourcing contract again with Chubb, an F&A outsourcing contract with Office Depot, and a BPO claims processing contract with

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

Blue Cross/Blue Shield. Also, we signed more customer care work with Nextel.

Our government segment had a somewhat average quarter of new business signings, with $56 million in annual new business or 25% of this quarter’s total. Government signings included enrollment broker services for the State of New Jersey, financial services for California and Delaware, and child support work for the states of New York and Massachusetts. By service line, BPO continues to dominate with 65% of the signings this quarter, and 75% on a fiscal year-to-date basis, which is consistent with their overall revenue split.

You can also see on slide number two, we have now included the total contract value for this quarter’s new business, which was $1.1 billion; the second highest quarterly TCV in the company’s history. For the first six months of fiscal year 2005, we have now signed $1.6 billion of total contract value.

Please turn to slide number three, and I will update you on a recently announced tender offer for Superior, which we expect to close in February. The purchase price is one times revenue, and consistent with our acquisition criteria, the transaction is accretive on a prospective basis.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

Superior strengthens our service offerings to healthcare providers, and brings deep subject matter expertise to our commercial healthcare business. We will be adding services and applications outsourcing, systems integration, and consulting expertise to our existing IT outsourcing and BPO capabilities. This acquisition will also expand our target market to include middle market providers in addition to the large providers that we both serve.

Over the past few years, the Superior management team has done a solid job of transforming their company from a pure consulting and systems integration business into a business that is about 50% IT outsourcing, and 50% consulting and systems integration; i.e., a higher percentage of recurring revenue. As we have said in the past, adding a consulting capability makes sense if it’s an important vertical market that requires strong subject matter expertise that can thereby strengthen our overall service offering for a particular vertical market. Healthcare providers demand strong subject matter expertise, and Superior and others have already proven that it is a necessary competitive weapon in the healthcare arena, and we’re looking forward to expanding our growing healthcare provider business.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

Turning to slide four, in summary, I’m very pleased with our overall financial performance this quarter. I’m not pleased with our internal revenue growth, and we are addressing that with strong new business signings. Operating margins are superb; cash flow is excellent. Looking forward, our pipelines continue to be full of solid opportunities and we like our competitive position, and we’re focused on both the opportunities that we have before us, and the challenges that we have to address. Now, I’d like to turn it over to Mark King, who will discuss our segment performance in more detail.

M. King	Okay, thanks, Jeff. Turn to slide five, and we’ll discuss the government results for the second quarter of fiscal 2005. Revenue from the government segment represented 53% of total revenue, and grew at 2% after adjusting for the fiscal 2004 divestitures. Internal growth for the second quarter was flat as a result of weak new business bookings over the past year, and headwinds caused by HIPAA remediation work and Georgia development work that occurred in the second quarter of fiscal 2004. These two items peaked in the second quarter of last year, so these headwinds will subside in the back half of the fiscal year.

Second quarter margins in the government segment were extremely strong at 18%. The cost control initiatives we announced last quarter certainly

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

benefited the current quarter results. The government margins are also being benefited by negative revenue growth in our Welfare and Community Services businesses, as we have been selectively non-renewing certain contracts for financial reasons. This business has single-digit margins, yet has the most amount of negative press.

Finally, with flat internal revenue, you would expect margins to improve due to the relative absence of start up cost on new deals. However, as internal growth accelerates in this segment, we would expect this segment’s operating margins to decline.

Turn to slide six, and we will review our commercial segment performance. Revenue from the commercial segment represented 47% of total revenue, and grew at 23% this quarter. Acquisition growth slowed to 14% in this segment as we anniversaried the November 2003 acquisition of Lockheed Martin Commercial ITO business. As expected, internal revenue growth also slowed to 9%, primarily as a result of the Gateway contract termination. Recall last quarter that we discussed the Gateway contract benefited first quarter internal revenue growth by about five percentage points, and that our obligations under the contract were virtually complete at the end of September. With our commercial bookings up 45% year-over-year on a trailing four-quarter basis, we

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

should see commercial internal growth accelerate from here, and post double-digit growth for fiscal 2005.

Finally, commercial operating margins were 14.6% during the second quarter, down 70 basis points on a sequential basis. The sequential decline can be attributed to the Gateway contribution in the prior quarter, as well as transition expenses in our HR outsourcing business.

Turn now to slide seven. As you may know, last week an administrative law judge in North Carolina announced his non-binding recommendation that would uphold EDS’s protest of the Medicaid contract award to ACS. This contract, which is expected to have $34 million in annual revenues, was awarded to ACS in April of 2004. Our competition protested the award, with this protest being denied by the North Carolina Department of Health in June 2004. EDS appealed the protest denial, and after six months, the administrative law judge rendered his non-binding recommendation last week to the state’s CIO to uphold the protest and require the state to rebid the contract. The judge’s recommendation was primarily based upon his view that ACS’s proposal did not meet the technical requirement of the state’s RFP, despite six affidavits from technical architecture experts indicating that our response did, in fact, meet the requirements.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

In addition, we believe the judge failed to take into consideration the fact that this was a best value procurement process, and that mandatory disqualification for failing to meet part or all of the requirements would have also resulted in EDS being disqualified, since the evaluation team found that EDS was not in compliance with the RFP requirements.

This matter is now in the hands of the state CIO, and we don’t know when the ultimate outcome of this protest will occur. Our client, the Department of Health and Human Services, has instructed us to continue our development work, and we do not believe we have any financial exposure at this time.

I’d also like to give you a quick update about one of our large pursuits, Texas eligibility. ACS is a major subcontractor to IBM in this procurement that calls for a more effective and efficient use of new technology to include multiple call centers to the case management of applications for state and federal benefits. We expect a decision within the next few weeks.

Now, let me give you an update related to Nextel as a result of their anticipated merger with Sprint. We have enjoyed a very strong

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

relationship with Nextel since January 2003, and have been fortunate to partner with them as their business has grown. Our contract expires in 2008, and we fully expect to continue our relationship as they merge with Sprint. The merger announcement has not affected our relationship; in fact, we’ve added an east coast center to support additional volume commitments after the merger announcement.

Further, our client has indicated that nothing has changed in our relationship, and as always, growth with all vendors will be based upon Nextel’s needs as a company, and the performance of each vendor. We are fortunate to be the sole provider of services in several programs, and there is no indication that this will change in the future.

Before I finish, let me give you a quick update on our pipelines. Despite the extremely strong new business bookings this quarter, our pipeline continues to remain very healthy, in excess of $1.2 billion of annual recurring new revenues that are expected to be awarded in the next six months. This pipeline is dominated by BPO opportunities, and excludes those opportunities that are in excess of $100 million of annual recurring revenue. What we are seeing in the pipeline is consistent with TPI’s comments last week relating to an ever-increasing BPO pipeline. I’ll now

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

turn it over to Warren Edwards, who will discuss our second quarter financial results in a little more detail.

W. Edwards	Thank you, Mark. Please turn to slide eight. Revenue for the quarter was approximately $1.03 billion, representing growth of 11% compared to the prior year quarter, excluding divested revenue. We achieved the low end of our revenue range this quarter, due primarily to a delay in add-on state work that has been awarded, but has not yet received federal approval. We expect all this work to be signed by next quarter, and to begin ramping.

Our internal revenue growth for the quarter was 4%, and I have recapped the information from last quarter’s call regarding the components of revenue, which occurred in the second quarter of the prior year and are no longer in our run rate due to either being nonrecurring in nature or lost through the acquisition. As you can see, in the prior year quarter there was approximately $58 million in revenue that was either nonrecurring or lost. While we certainly do not believe it would be appropriate to exclude these prior year revenues from our internal growth calculations, I would point out that these items did hurt internal revenue growth by approximately six points this quarter.

ACS FACILITIES DEPT
Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

This quarter represents the peak of this headwind, and accordingly, will subside during the balance of the year. Operating margins were very strong at 15.1% for the quarter, and when adjusting, the second quarter of fiscal year 2004 for the gain from the Federal divestiture, and the Georgia Medicaid settlement, operating margins compared very nicely to 14.5% in the prior year, with this increase primarily due to the divestiture of our lower margin Federal business. Diluted EPS was $0.73 and grew 14%, again, excluding the gain from the Federal divestiture, and the Georgia Medicaid settlement recorded in the prior quarter.

I’ve recapped our balance sheet on slide nine. You can see our accounts receivables are in great shape, and declined by $28 million since June 30th. Goodwill has increased $71 million from June 30th due to the acquisitions during the first six months of this year. Current liabilities have decreased approximately $70 million from June 30th, primarily due to the payment of annual incentive compensation, and the previously disclosed settlement payments related to Georgia Medicaid and Walden stock option issues.

Since the end of fiscal year 2004, we’ve been able to reduce our debt by about $117 million, and our debt to cap ratio now stands at an all-time low of 8%. During the quarter, we repurchased approximately 270,000 shares for $14.8 million, or an average cost of approximately $54. This brings

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

our total share repurchases to $750 million at an average cost of approximately $50. We still have about $490 million remaining under our existing authorizations from the board of directors.

Now, turning to slide ten, you can see how all these balance sheet changes translate into cash flow. This quarter’s operating cash flow was our second highest quarter ever at $180 million or 17.5% of revenue. Capex in addition to intangibles was $61 million this quarter or 5.9% of revenue. Free cash flow was $120 million or 11.6% of revenue. For the first six months of fiscal year 2005, operating cash flow was nearly $300 million or about 14.5% of revenue. Operating cash flow for the first six months increased 42% over the prior year period. Likewise, for the first six months of fiscal year 2005, free cash flow was $168 million, growing 63% versus the prior year, and again, represented about 8% of revenue. Let me remind everyone that we target annual operating cash flow at approximately 13% to 14% of revenue, and free cash flow at about 7% to 8% of revenue. Obviously, we’re seeing our targets midway through this year.

Turn to slide 11, and we’ll discuss our guidance for the remainder of the year. Third quarter revenue is estimated to range between $1.1 billion to $1.125 billion. Third quarter diluted EPS is expected to range between

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

$0.79 and $0.81. Fiscal year 2005 revenue is expected to range from $4.375 billion to $4.45 billion, and fiscal year 2005 EPS is expected to range from $3.10 to $3.15, which compares to current consensus estimates of $3.12.

Before we wrap up, let me give you a little more color on our full year revenue guidance. Again, based upon our current revenue forecast, our full year revenue guidance is $4.375 billion to $4.45 billion. This forecast includes the Superior acquisition of approximately $40 million, which again, is expected to close in February, offset by reductions to our base forecast. As it relates to our base forecast, about 70% of this reduction simply relates to the expected revenue contributions of this year’s new business signings.

While we have caught up on our bookings for the first six months based on our quarterly targets, the expected ramp of new business has lengthened this year. As you might recall from prior earnings calls, new business signings generally contribute about 40% of annual contract value during the initial fiscal year of the booking. However, this year’s new business is projected to contribute less than 30% to fiscal year 2005 due to delays in actual signings and some abnormal ramp cycles. At this time, we don’t see any permanent emerging trends in the length of time to sign

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

deals or the anticipated average ramp, but this is something that we will obviously monitor.

Of course, fiscal year 2006 will be the beneficiary of all these factors, plus the fact that the headwinds discussed last quarter will have anniversaried. The remaining 30% of the base forecast reduction relates to lower than expected revenues associated with our low margin Welfare and Community Services business that Mark discussed earlier, and lower anticipated nonrecurring revenue.

In summary, it was an excellent quarter of new business wins. Trailing 12-month bookings have reaccelerated, and our pipelines remain very healthy. We posted very strong cash flow metrics and are exceeding our stated goals for the year. The low internal revenue growth this quarter was anticipated, and we believe this quarter was the low mark, based on the last several quarters of bookings. That’s all our prepared comments; we’ll now open it up for questions and answers.

Coordinator	Thank you. Our first question comes from Lou Miscioscia, with Lehman Brothers. You may ask your question.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

L. Miscioscia	... for some of your competitors, Accenture and IBM, seem to be changing. Are you actually seeing some of those changes also in yours, and did that obviously affect the first quarter and second quarter? What would your view be going forward?

M. King	Lou, we missed the first part of your question. Could you repeat it?

M. King	Yes, what changes are you referring to, Lou?

L. Miscioscia	Sure. Well, both of those companies seem to have lower total bookings, and I’m not talking obviously about the ITO portion. They talked about contract length shrinking and contracts being broken up into pieces.

J. Rich	Lou, I would say we’re not seeing a decline in bookings. We just had a blow out quarter in terms of bookings, and our pipelines are strong. There definitely is a trend in the industry away from the sole source provider of services under what they call a mega-deal. The companies that spend a billion dollars or more on IT or BPO services, are hiring multiple vendors; breaking up the procurements into logical pieces so that over the next 20 years they can have vibrant competition for new services. I think the mega IT deal is probably a dinosaur of the past, and we were never a participant in those, so we’re not affected by that.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

Also, with respect to contract terms, the long ten-year contract, that was a mega-deal, right? Since there are fewer mega-deals, you’re going to see an average length of a contract that is going to be around five years. Everest told me just last week that last quarter their average contract was six years. Our average book of business last quarter was 4.8 years, I think? I think five to seven years is becoming the standard as opposed to ten.

L. Miscioscia	You think a lot of these changes are to your favor and your advantage?

J. Rich	Sure, and I think they’re to the client’s advantage. Because no client can pick a vendor for the next ten years and be certain that they’re going to be the perfect vendor every day for the next ten years. So I think it reintroduces competition more frequently. It also reintroduces market-based pricing. Now, from an investor’s standpoint, you say gee, that’s not so good that you’re going to have to give up your profitable deal in year four or five instead of year eight or nine. But the truth is, when you’re making a lot of money off these big sophisticated clients; making too much money, they tend to get angry with you. I think the right long-term business practice is to give these clients good value, give them innovation all the time, and just keep driving down the cost structure and driving up the quality bar.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

L. Miscioscia	One more quick question for Mark King, if I may? I know a couple of quarters ago you started sort of an operation review, and I think you started to implement some changes given some problems that you had in Florida and a few other areas. Just wondering if you have any kind of update there, and is that now completely done? Maybe if you could just close out with any thoughts?

M. King	Yes, well it’s never completely done because just by its nature, it’s always in process. But what you’re referring to is the business compliance group that we formed that’s reporting directly to me. This has a number of people, I think the headcount has gone up quite a bit, and we are sending them to any of our troubled accounts that we have. We have them just looking, whether it’s contractual issues, operational issues. I would say at this point it’s going just extremely well. We’re getting a lot of value out of that group. We’re getting some consistency and best practices that are being spread throughout the different segments. I would say it’s been very successful so far.

Coordinator	Our next question comes from Moshe Katri, with SG Cowen. You may ask your question.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

M. Katri	Thanks. Just to confirm a couple things, guys. In terms of the revenue adjustments in guidance. We’re bringing these down if you normalize the guidance, excluding Superior, by anywhere between $140 million to $165 million?

W. Edwards	Yes, Moshe, I think it’s probably about $140 million.

M. Katri	Okay, and then in the EPS guidance that you gave out, $3.10 to $3.15, are we factoring any accretion from Superior?

W. Edwards	Yes, again, Moshe, thanks for the question. As you know, our deals are always accretive on a prospective basis. Typically, in the first year and although Superior is not a huge deal, we typically will get some accretion after acquisition amortization, deal costs, and interest. . We’re factoring some of that in. Obviously, when you look at the revenue reduction, there would have been some earnings that we would have had from that that we’ve now pushed out into ‘06. That’s why we took the top end of the earnings estimates down from $3.17 to $3.15. Obviously, we remain very comfortable with the guidance that we’ve given and in fact the The Street is really at the midpoint of our guidance range. Yes, there is some accretion, but I wouldn’t say it’s all that much. Because remember, even

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

on the new business, at that ramp, there’s not a lot of profit associated with that just because of the start up costs and migration costs.

M. Katri	Okay, and then the guidance for internal revenue growth for the second half of ‘05, do you think you’ll get to the high single-digit number?

W. Edwards	For the second of ‘05? Yes, sure. Yes, I think it’s going to accelerate the next couple of quarters. You’ll probably really start seeing it kick in the first part of next year, but yes, we’ll start seeing some acceleration here.

M. Katri	Finally, looking at the state and local government market, we kind of expected fundamentals to gradually strengthen towards the second half of the fiscal year. Are we on track there do you think?

M. King	Yes, Moshe, this is Mark. I think we’re starting to see some good things going on. We’re seeing that the pipeline is getting stronger. There are more opportunities; there are new opportunities that are coming in as we’re bringing in some of the commercial best practices. What we also have is the headwinds that we had in the government sector that were happening last year; those are going to be easing up. So we’re going to have a natural increase towards the back half of the year. Then also of course, there is a chance for the Texas eligibility.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

M. Katri	The $1.2 billion pipeline that you mentioned, Mark, does that also include a significantly higher opportunity on the state and local government side or maybe it’s not? Does that also include any opportunities from Superior as well?

M. King	I would say on the government side it’s a little bit higher in terms of as we looked at in the past. As it relates to Superior, no. We haven’t closed that transaction, so there’s absolutely nothing in there associated with Superior.

J. Rich	Yes, Moshe, I’d say the government pipeline has modestly improved, but it’s still not where we’d like it to be. We’d like it to be at the same level as the commercial business is.

Coordinator	Our next question comes from Cindy Shaw, with Moors & Cabot. You may ask your question.

C. Shaw	Thank you. First, the cash flow. Some really impressive numbers this quarter, if you could give us any color behind if we can expect that going forward and what was behind it?

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

W. Edwards	Yes, Cindy, I think it’s just good overall operational performance. Mark’s guys did a great job on just keeping A/R down. If we continue to do that, we should continue to have good financial performance. I don’t see any reason to go out and increase our guidance at this point. We’re comfortable with the guidance given and where we’re at at this point of the year. With regards to our capital intensity, we’re not seeing anything in the deal structure by and large, that’s changing. So we’re not expecting any uptick in capital intensity from that perspective on individual deals.

C. Shaw	... potentially to exceed the target you stated for fiscal year?

J. Rich	No, don’t anticipate that, Cindy. Our management bonus plan has as a metric, operating cash flow of 14% of revenue and free cash flow at 8%. Our managers are now very focused, and we just added it this fiscal year. Six months later, voila, that’s what we’re getting. It would be too premature to expect that we could squeeze more cash flow out of the operations at this stage.

C. Shaw	You had about a six point hit due to what I’ll call tough comps and the HIPAA and things like that, and you had 4% this quarter, which would put you –up to 10% next quarter. But you had been running more in the mid-

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Moderator: Jeff Rich
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teens a year ago. Are you making changes to get back there? If you could just give us more color on that?

J. Rich	Sure, Cindy. We were running at mid-teens a year ago because we had great bookings in the year before that. Last year, our bookings, as you recall, were down about 8%, and as Warren aptly pointed out, 10% of those booking included Gateway, which is gone. That deal lasted one year. What we’re paying for now is the slow bookings in calendar 2003, as well as the spike up in calendar 2003 of the nonrecurring revenue. Things like unclaimed property, things like HIPAA, things like the Georgia Medicaid development, which is a big, massive development project, which of course is now in steady state operations.

I think with the bookings that we’ve had, really starting in the June quarter, we’ve had a good nine-month stretch of bookings. I think we’re going to have another two good quarters of bookings coming up. That should drive good, double-digit revenue growth for the next year after that.

Coordinator	Our next question comes from Bryan Keane of Prudential. Please ask your question.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

B. Keane	Hello, good afternoon. The internal revenue growth for fiscal year ‘05 – I know we’ve been talking about a couple of different things here – what is that now?

W. Edwards	In terms of internal growth for the full fiscal year?

B. Keane	Yes.

W. Edwards	I think if you were to go and look at our guidance, you’re going to get a range of 7% to 9%-10% thereabouts. Obviously, the shortfall this quarter just because of some of the delays in the business coupled with my comments on the call with regard to the timing of these deals being signed and then the subsequent ramp of those deals being lengthened out, that’s what’s really impacting us.

Again, we look to finish the year on a pretty good note in terms of internal growth. Again, ‘06 is setting up pretty good. As Jeff mentioned earlier, we’re kind of in that cycle where we were a year or so ago, where we had a benefit a little bit last year based on what we did in 2003, and it seems like we’re kind of in that same cycle now. We’re pretty excited about what we’re seeing out there in the next couple of quarters.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

B. Keane	Okay, great, and the pipeline remains strong. The Chubb HR deal you announced in January, and the New Jersey Department of Human Services deal, both of those fell in the bookings for December?

W. Edwards	You’re correct, Bryan. Both of those were December signings.

B. Keane	Okay. Then, last question of clarification, on the Texas Welfare eligibility, I think you said you expected an announcement in the next couple of weeks. Is that deal still going to be north of $100 million annually if ACS wins that part?

M. King	Yes. First of all, we didn’t say in the next couple of weeks, I think we said in the next few weeks, and also remember that we are the subcontractor to IBM. We don’t have the full visibility on the contract. If we did have full visibility, we also probably wouldn’t be able to tell you because this is a very active procurement that’s going right now.

J. Rich	It’s big and it’s competitive, and we can’t share a lot of details with you.

Coordinator	Our next question comes from David Togut, of Morgan Stanley. You may ask your question.

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Moderator: Jeff Rich
January 20, 2005/3:30 p.m. CST

D. Togut	Thanks. Could you take a step back and give us your latest thoughts on acquisition strategy? You’d been very active up until about nine months ago, and then it looked like priorities shifted to share buyback. Do you see yourselves being now in a more active acquisition mode?

J. Rich	We’re looking at a lot of things, Dave. We’re still going to be disciplined in our approach. Things we buy have to have a good business fit and they have to be reasonably priced. There’s still a lot of private equity out there chasing deals. The HR space has gotten pretty active in the last week with signings that obviously have been in the works for quite some time. That should be a pretty active space for the next 12 months and we’re doing a lot of thinking in that area. We’re doing a lot of thinking in the healthcare provider space. Those are very important vertical markets for the future of ACS.

Yes, I think we are a little more active on the acquisition front. That’s probably why you didn’t see a lot of share buyback last quarter because we’re trying to figure out where’s the best use of capital? We still haven’t made any firm decisions on that.

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D. Togut	Can you talk a bit about the Superior acquisition? It looks like it positions you squarely against Perot and Healthcare ITO from an industry perspective. Is that an accurate assessment, and if it is, what do you see as your competitive differentiation in that space?

J. Rich	I think it’s spot on. I can’t remember ever losing an IT outsourcing business deal to Perot in the commercial space. If it happened, it probably happened eight years ago. We had a string of healthcare IT outsourcing losses to Perot over the last two years, and we grew tired of it. We decided to do something about it.

D. Togut	Okay, so just looking at Superior, obviously it strengthens your consulting and system integration capability in that area and ITO, but they have those capabilities as well. Do you see more of a BPO trend as well augmenting your presence in that market?

J. Rich	Yes. Right now if you look at our commercial healthcare provider business, it’s roughly $250 million of revenue. It’s about $100 million of BPO, a $100 million of ITO and $50 million of consulting and system integration when you combine Superior into the mix. We also run our ITO business off of a much bigger platform than Perot, and what we were really missing was the subject matter experts in all of the applications that

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most of the hospitals run on, the McKesson and the Cerner systems. Now, we have that with Superior.

The other interesting thing that we have that we’ve never really talked about on this call because it’s relatively immaterial in the scheme of ACS. It’s now become very material because we have people that know how to use it, is we have a software product – well, we have about 500 hospitals across the United States that are on this product, and they use it to benchmark against each other their patient treatment outcomes analysis.

That database is a fantastic tool for a consulting organization to use as a lead selling tool. We never had people before that were in the business of walking into hospital CEOs or the head physician’s office and talking to him about what they should be doing differently. We just basically sell the software and give them the data, but we’d never teach them how to use the data to bring transformational change about to the hospital. The Superior folks are pretty excited about that tool being able to drive change and drive systems integration. Ultimately, we’ll pick up some outsourcing deals too.

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Coordinator	Our next question comes from Greg Gould, with Goldman Sachs. You may ask your question.

G. Gould	Okay, thanks. Warren, I wanted to understand the revenue reduction in a little more detail. If you include Superior, the revenue reduction is about $140 to $160 million – I think those are the numbers – 70% of that is from the slower ramp. That means about $100 million in the second half from the slower ramp. We were targeting about $750 million in bookings for fiscal ‘05. A change from 40% of a ramp in the year to 30% would suggest $75 million. Are you implying that the bookings rate for the second half of the year should be stronger?

W. Edwards	No, Greg, not at all. In fact, again, we’ve given guidance of $175 million a quarter plus or minus $25 million. That’s really probably a $700 million booking number that you’d be working with. I think that my prepared comments indicated that it was less than 30%, not 30%. We’re not going into specific percentages, but I think that if you use 30%, your contribution rate would still be too high. That’s obviously the difference between your number and the $100 million that you’re coming up with. The other thing I’d point out, the $140 to $160 that everybody’s coming up with, the other $20 million is just simply this second quarter where we

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didn’t hit the top end of our revenue guidance. So that’s just permanently lost.

G. Gould	What are some examples though of why the contracts are ramping up more slowly?

M. King	Greg, this is Mark. Let me kind of share that because it’s hard to generalize. If you go back, we had shown over a year ago some bookings analysis that did show in one year it was 42% in the first year. Another year it was 45%. What’s happened is first of all, ACS has gotten bigger as a company and we have a lot more service offerings. As you have more service offerings and as you get basically more wins under your belt, like for example, in the finance and accounting arena, and the HR arena, what happens is you can start offering different types of services and solutions to the client. It also makes it quite frankly, more difficult when you’re here sitting at the top, to try to accurately project exactly the bookings and the revenue that we’re going to be getting.

I’ll give you some specific examples. We’ve said before that in a lot of cases, an IT deal might ramp up to 100% in three months. Well, there are real deals out there where it wouldn’t be three months; it would be seven

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months because we’re having to build up a data center. Likewise, you can have certain deals like with Motorola as an example. Even though that was a multi-scope contract, we were able to get revenue virtually day one because we had taken over their platform and so on and so forth. Likewise, there are other contracts that are out there that are multi-scope where it might take six months to eight months; it’s hard to generalize.

That’s why as Warren said, we don’t think that this is indicative of a permanent trend or anything else going from 40% to 30%. It just so happens that the BPO contracts that we have are more commercially skewed than government skewed, and a couple of the IT deals that we have that are in the pipeline, are taking longer than what it has in the past. It’s not that there are problems with any of the accounts or anything else, this is just the migration plan that we had agreed to with the client.

J. Rich	I agree with what Mark just told you, Greg. I don’t view it as a permanent trend. It’s something we have to watch, obviously. Maybe as we do the analysis every year, maybe 25% is the right number to use instead of 40%. But it’s just what Mark said, it’s a lot of oddball ramp schedules, and also, partly due to the fact that we had a weak bookings quarter in the first quarter, right?

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J. Rich	We knew it was light by $50 million; we said we would make it up in the second quarter. We made it up, but I can also tell you about half of the bookings that we signed last quarter were signed during the month of December, after Thanksgiving.

J. Rich	If we do $700 million of bookings this year, it won’t be spread like peanut butter across every month.

G. Gould	Right, so should we then just take the $100 million roughly of slippage from the slower ramp, and just add it to our fiscal ‘06 number?

J. Rich	That’s where it’s going to show up obviously, from year-over-year growth perspective.

G. Gould	If you take a roughly 15% operating margin, 14%, that means something like $0.05 to $0.07. Is that something you’re comfortable with us doing?

M. King	Way too early for that, Greg.

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G. Gould	Shouldn’t we be able to commit to this higher number now?

J. Rich	Well, business is healthy, but yes, again, you’re going to start seeing faster internal growth and bookings like we expect. It’s going to have some transition expenses, so to apply a 15% operating margin to that $100 million, I think, is a little aggressive.

M. King	Yes, especially during year-one transition expenses. Let’s just put it this way at this early stage, looking into the future, this slippage makes 2006 easier.

G. Gould	Okay. One last question, on the Welfare and Community side, when was the decision made to exit some of those contracts?

W. Edwards	I want to be clear, it wasn’t so much exiting the contracts. There are contracts that come up throughout the year, this is a low margin business, and we just made the decision that we’re going to bid these contracts at a reasonable margin and if we lose, then so be it. I’d say we had started to make that decision at the first part of the year. There were one or two contracts that were coming up in the second quarter.

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G. Gould	Are there any other major parts of your business where you’re applying a similar rule that could add incremental risk to our consensus estimates for the remainder of the fiscal year?

W. Edwards	No, I don’t see that. It’s interesting, Greg, this business – let’s not overemphasize it – this business is about 5% of our consolidated revenues. Less than 5%, but it’s the one group that does have probably the lowest margins.

J. Rich	It definitely has the lowest margins.

Coordinator	Our next question comes from George Price, of Legg Mason. You may ask your question.

G. Price	Was there any impact from Texas being pushed off, and if so, can you quantify that?

M. King	No.

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J. Rich	There was no impact. Recall, George, this is going to have a pretty good transition period into it, and obviously it’s really an ‘06 event if we’re successful in winning.

G. Price	Right, okay, fair enough. Then, second thing, just to confirm my understanding, so that 70% of this reduction was from delayed signings, abnormal ramp cycle; 30% from exiting these businesses, correct?

W. Edwards	Yes, again, it’s not 30% from exiting business. I would call it contract culling as we get a little bit more aggressive in our pricing strategy on those contracts.

G. Price	Is the Michigan contract that you guys lost to Tier, would that be in line with what you’re talking about?

M. King	No, that would be just a normal contract that we lost.

J. Rich	That was a loss we shouldn’t have lost, but that’s an ‘06 event.

G. Price	What specific contracts that are out in the public domain would fall under that category?

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M. King	These are contracts – again, these are at the local/county level and I’m not going to get specific as to the names of those clients. Obviously, we’ve been watching that and trying to make that business more profitable.

G. Price	Okay. I’m kind of pushing just a little bit more on a question I think Greg just asked, which is when did you really make this decision and have the visibility on that other part of the revenue that trailed off – that 30%? I guess one of my issues here is we have an acquisition coming into guidance and you have guidance as coming down, and I’m trying to understand when you guys really had some visibility into that?

M. King	Well, George, ever since all the Florida issues last year, we’ve been really focusing on this business. Part of it is just the renewal strategies that go on throughout the year. We’ve been pushing on that for period of time; this goes back to the beginning of the fiscal year. We didn’t know what the outcome was going to be. We didn’t know if we were going to win those deals in renewal or not. Frankly, we were very comfortable if we didn’t win them, to let them go. That’s part of it. I think the other part of it we talked about is just our expectation for nonrecurring revenue.

Recall that we have about 10% of our business that’s nonrecurring in nature. Any given quarter, that’s a $100 million give or take. That’s a big

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chunk, and as we’re getting closer and closer into the year, now that we’re at our midpoint, we have a little bit better visibility as to what that’s going to look like. That’s another component of that 30%. That’s really the two factors that are embedded in that 30%.

G. Price	Do you think your business has inherently less visibility than previously thought based on what we’re seeing here in terms of guidance and the bookings ramp and so forth?

J. Rich	No, I don’t think it’s any different. I think you can forecast the next quarter real accurately. You get out to the next quarter you’re starting to make some assumptions about deals you’re going to win, revenue that’s going to ramp, there will be some moving parts. When you start to look out a year away, if anybody tells you they can predict it with a 100% accuracy, they’re wrong.

I would also tell you that the thing that we’re seeing in the pipelines – there are a lot of things that could happen here where you’d look back and say, “You hit the revenue number, why did you take it down?” It’s just because I’m not comfortable with it as a base case forecast at this point. Too many things have to go right.

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G. Price	Okay.

J. Rich	You can’t run a business that way; expecting things to go right every day.

G. Price	Okay. You mentioned seeing another good bookings quarter coming up or maybe over the next two quarters, can you maybe quantify or are you thinking around the target that you’ve laid out, $175 million plus or minus?

J. Rich	Yes, there’s going to be a lot of volatility in the next quarter. Yes, that’s our target and our standard, but when you have something like Texas eligibility being decided, well that can kind of swing it a little bit, right? I wouldn’t be very happy with my standard bookings number with Texas eligibility in it. That would make the numbers, but it wouldn’t be a high quality quarter in my book.

G. Price	If that’s $700 million though, that goes in, right?

J. Rich	Yes.

G. Price	Okay. Last question is you mentioned the trend of smaller, more focused deals. Correctly, I think that probably is good for clients. What do you

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think that means in terms of competition, margin impact, etc., as BPO matures? Thanks very much.

J. Rich	Well, I think competition is a very healthy thing in every industry. Irrational competition is not. To the extent that we have irrational competition in any one of our service lines, it can be bad for us. To the extent we’re forced to compete and innovate, I think that’s healthy for clients and I think it’s healthy for us. I’m a big fan of competition.

Coordinator	Our next question comes from James Kissane, of Bear Stearns. You may ask your question.

J. Kissane	Thanks. Jeff, just following up on that question, can you discuss the outlook in the Medicaid arena? It seems like you guys were on a tear for years, but then EDS woke up and there has been some smaller competitors in the market; just kind of generally discuss the market?

J. Rich	The market is comprised of EDS, and ourselves, who have pretty close to an equal share; the two largest by far. Unisys is still bidding on select accounts; they have a handful. First Health of course had a handful of accounts, and that’s been sold to Coventry. There is a small company up

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in Maine called CNSI that’s trying to go live on a new system. If they get that live, they could be a pesky little competitor. The market is still vicious competition. Anytime you can put ACS and EDS and Unisys in a room and compete for a deal, it’s going to be competitive.

J. Kissane	Your win rates in the Medicaid space specifically and then generally in the quarter maybe?

J. Rich	Well, we won North Carolina in June quarter. We lost Wisconsin in the third quarter, but we were not the incumbent. There’s been a tremendous expenditure of system builds in the Medicaid market over the last five years. We think what the Bush administration is going to do is change the reimbursement rules on those new systems. That’s causing everybody to rush out right now and try to prepare a new system before the rules change. We feel like for state and Medicaid systems, there are a couple more years of decent growth.

Beyond that, it’s going to be in the PBM business. It’s going to be at the federal level. Those are where the opportunities are going to be, and in having software systems like the one we acquired from Heritage that can do very intelligent prior authorization and save the states money. We think that the Bush administration is going to get very serious about reducing

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the federal spend on healthcare costs. That’s going to be good for us because that causes a lot of administrative changes in systems and in practices, but the administrative spend to operate state Medicaid programs is about one percent of the total spend. What they’re going to try to do is drive down the cost of the other $0.99. That will be good for us in the short term. But I don’t think there will be more than another two years of good, solid growth in building brand new state Medicaid systems.

J. Kissane	Okay, and just going beyond Medicaid, can you give us your win rate during the quarter on the business that was awarded? How about the trend, just given your sense over the past two quarters?

J. Rich	The trend was good. It was good. I think we have some large competitors irritated at us, and that’s always good for us.

J. Kissane	Just one last question, Jeff, you’re appetite for stock buybacks? I know David asked you about acquisitions and stock buybacks, but at these levels is your appetite as strong as it’s been or it’s just that there are some acquisitions out there that are too compelling?

J. Rich	Yes, we’re looking at a landscape of opportunities, and I think stock buybacks are good opportunities. I think some of these acquisitions may

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turn into good opportunities. We can raise a lot of capital if we need it, but we treat money as a scarce resource and before we make major commitments we like to know which road we’re going to take. We’re looking at a number of different scenarios here that could involve a fork in the road.

J. Kissane	Okay, thanks, Jeff.

M. King	Okay, operator, I think we have time for one more question.

Coordinator	Thank you. Our last question comes from David Grossman, of Thomas Weisel Partners. You may ask your question.

D. Grossman	Thanks, just two quick questions. One is could you perhaps give us an update on the State of Georgia and the status of the unbilled receivables there and any milestones that may be coming up? Secondly, I think you’ve talked historically a little bit about getting into Europe – your HR practice. I’m just wondering if you have any plans to perhaps step that up a little bit and get a little more aggressive in some of the other segments of the business?

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W. Edwards	Yes, David, this is Warren; I’ll take the first one on Georgia. The unbilled I think versus the September quarter, came down about $6 million. I’ll defer to Mark or Jeff on the other one.

J. Rich	Europe, we’re scouting out a couple of different data center locations to take some data center space so that we can have a physical IT infrastructure over there. Europe continues to grow for us.

D. Grossman	I was wondering if you’re just going to get a little more aggressive seeing the amount of activity that’s happening in Europe over the last 12 months? Just wondering if perhaps that’s whetting your appetite to accelerate?

J. Rich	I have no appetite to go buy a European IT services firm that’s making 3%.

D. Grossman	How about on the BPO side?

J. Rich	Can’t afford Capita.

W. Edwards	Okay, we appreciate the time today. We’ll be around for calls afterwards. Thanks.